Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Abtech Holdings, Inc.,

Abtech Merger Sub, Inc.,

and

AbTech Industries, Inc.

dated as of July 17, 2010

Table of Contents

i

4.7.	Absence of Certain Changes	16
4.8.	Certain Fees	17
4.9.	Litigation; Labor Matters; Compliance with Laws	17
4.10.	Benefit Plans	18
4.11.	Tax Returns and Tax Payments	18
4.12.	Environmental Matters	19
4.13.	Material Contract Defaults	19
4.14.	Accounts Receivable	19
4.15.	Properties	19
4.16.	Intellectual Property	20
4.17.	Board Determination	20
4.18.	Required Parent Share Issuance Approval	20
4.19.	Undisclosed Liabilities	20
4.20.	Full Disclosure	20
ARTICLE 5 COVENANTS OF THE COMPANY		20
5.1.	Conduct of the Company Business	20
5.2.	Shareholder Approval	21
5.3.	Satisfaction of Conditions Precedent	21
5.4.	No Other Negotiations	21
5.5.	Access	22
5.6.	Notification of Certain Matters	22
ARTICLE 6 COVENANTS OF PARENT		22
6.1.	Obligations of Merger Sub	22
6.2.	Conduct of the Parent Business	23
6.3.	Company Employees	23
6.4.	Access	23
6.5.	Notification of Certain Matters	23
6.6.	Director and Officer Appointments	24
6.7.	Satisfaction of Conditions Precedent	24
ARTICLE 7 COVENANTS OF PARENT AND THE COMPANY		24
7.1.	Notices of Certain Events	24
7.2.	Public Announcements	24
7.3.	Transfer Taxes	25
7.4.	Reasonable Efforts	25
7.5.	Fees and Expenses	25
7.6.	Regulatory Matters and Approvals.	25
7.7.	Transfer Restrictions.	25
ARTICLE 8 INDEMNIFICATION		26
8.1.	Indemnification of Parent and Merger Sub	26
8.2.	Indemnification of the Company	27
8.3.	Claims Procedure	27
8.4.	Exclusive Remedy	28
ARTICLE 9 CONDITIONS TO MERGER		28
9.1.	Condition to Obligation of Each Party to Effect the Merger	28
9.2.	Additional Conditions to Obligations of Parent and Merger Sub	28
9.3.	Additional Conditions to Obligations of the Company	29

ii

ARTICLE 10 TERMINATION		31
10.1.	Termination	31
10.2.	Notice of Termination	31
10.3.	Effect of Termination	31
ARTICLE 11 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		32
ARTICLE 12 GENERAL PROVISIONS		32
12.1.	Notices	32
12.2.	Amendment	33
12.3.	Waiver	33
12.4.	Failure or Indulgence Not Waiver; Remedies Cumulative	33
12.5.	Headings	33
12.6.	Severability	33
12.7.	Entire Agreement	34
12.8.	Assignment	34
12.9.	Parties In Interest	34
12.10.	Governing Law	34
12.11.	Counterparts	34
12.12.	Attorneys Fees	34
12.13.	Tax Advice	34
12.14.	Representation	35
12.15.	Drafting	35
12.16.	Gender	35

Signatures		36
Exhibit A		A-1
Exhibit B-1		B-1
Exhibit B-2		B-2
Exhibit C		C-1
Exhibit D		D-1

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of July 17, 2010, by and among Abtech Holdings, Inc., f/k/a Laural Resources, Inc., a Nevada corporation (“Parent”), Abtech Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and AbTech Industries, Inc., a Delaware corporation (the “Company”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company believe it is in the best interest of each company and their respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into the Company (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes (“NRS”), the Delaware General Corporation Law (“DGCL”) and their respective charter documents;

WHEREAS, each of Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS and the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3).  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the NRS and DGCL.

1.2.         Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig LLP located at 2375 East Camelback Road, Suite 700, Phoenix, Arizona at the date and time on or before thirty (30) days which the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or waived by the appropriate party or at such time as the parties hereto agree.  The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.”  At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3.         Effective Time of the Merger.  At the Closing, the parties hereto shall (a) cause an articles of merger substantially in the form of Exhibit B-1 (the “Nevada Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada, as provided in Section 92A.200 of the NRS, (b) cause a certificate of merger in substantially the form of Exhibit B-2 (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL and (c) take all such other and further actions as may be required by the NRS, the DGCL or other applicable Law to make the Merger effective.  The Merger shall become effective as of the date and time of the filing of the Nevada Articles of Merger and the Delaware Certificate of Merger.  The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4.         Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NRS and the DGCL.

1.5.         Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time and as amended by the Delaware Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.  The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6.         Directors and Officers.  The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF COMPANY AND MERGER SUB

2.1.         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of the Company’s common stock.  Such newly issued share shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b)          Conversion of the Company Stock.  Subject to other provisions of this Article 2:

(i)           The issued and outstanding shares of the Company Series A Preferred Stock (the “Preferred Stock”) immediately prior to the Effective Time shall:

(A)           At the election of the holder, be converted into Company Common Stock in accordance with its terms, and then converted into the right to receive Merger Consideration as described in Section 2.1(b)(ii); or

(B)           If the holder does not elect for the Preferred Stock to be converted into Company Stock, be converted into Preferred Stock of the Surviving Corporation with the same rights as set forth in the Certificate of Designation of the Privileges, Rights and Preferences of the Series A Convertible Preferred Stock of the Company.

(ii)           Each issued and outstanding share of the Company Stock immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”), including any Shares issued upon the conversion of Preferred Stock of the Company, but excluding (i) Shares held by the Company, and (ii) Shares held by Parent, Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, if any, and (iii) Dissenting Shares, shall, by virtue of the Merger, be converted automatically into 5.259 shares of Common Stock of the Parent (the “Merger Consideration”). The Merger Consideration shall be distributed by the Company according to the liquidation preferences set forth in the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 16, 1997, as amended, and the Company’s Certificate of Designation of the Privileges, Rights and Preferences of the Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on October 4, 2006, or in the absence of such provisions, by Law.

(iii)           The issued and outstanding Shares, applicable liquidation preferences and the holders shall be set forth on a Merger Consideration certificate to be delivered by the Company to the Parent at Closing (the “Merger Consideration Certificate”).  Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with issuance of certificates representing the Merger Consideration pursuant to Section 2.2.

(iv)           At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any certificates representing the Shares, certificates representing the Merger Consideration to which such holder is entitled .

(v)           At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any Subsidiary or parent of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

2.2.         Warrants and Options.

(a)           At the Effective Time, each outstanding warrant to purchase Common Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into a warrant to purchase that number of shares of Common Stock of Parent equal to the amount of Merger Consideration that such warrant holder would have received had such holder exercised such warrant immediately prior to the Effective Time.  The aggregate exercise price and other terms of such warrants shall not be affected or altered by such conversion.

(b)           At the Effective Time, each outstanding option to purchase Common Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into an option to purchase that number of shares of Common Stock of Parent equal to the amount of Merger Consideration that such option holder would have received had such holder exercised such option immediately prior to the Effective Time.  The aggregate exercise price and other terms of such options shall not be affected or altered by such conversion.

(c)           At the Effective Time, each outstanding warrant to purchase Preferred Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into a warrant to purchase the same number of shares of Preferred Stock of the Surviving Corporation.  The exercise price and other terms of such warrants shall not be affected or altered by such conversion.

(d)           At the Effective Time, each outstanding option to purchase Preferred Stock of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into an option to purchase the same number of shares of Preferred Stock of the Surviving Corporation.  The exercise price and other terms of such options shall not be affected or altered by such conversion.

2.3.         Convertible Debt of the Company.  Holders of notes of the Company that are convertible into Preferred Stock of the Company, shall have the option to retain such notes or convert such notes into Common Stock of Parent.  If a holder elects to convert its note(s), such note(s) will be converted into Preferred Stock in accordance with its terms, such Preferred Stock will then be converted into Company Common Stock in accordance with its terms, and then such Common Stock will be converted into the right to receive Merger Consideration as described in Section 2.1(b)(ii).

2.4.         Issuance and Reservation of Shares.

(a)           Promptly after the Effective Time, Parent shall distribute the Merger Consideration to holders of Shares by issuance of certificates in accordance with the Merger Consideration Certificate.

(b)           If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Parent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of the Parent that such tax has been paid or is not payable.

(c)           Notwithstanding anything to the contrary in this Section 2.4, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

(d)           Promptly after the Effective Time, Parent shall reserve an amount of Shares of its Common Stock equal to the number of Shares of Common Stock of Parent issuable upon (i) the exercise of the warrants and options described in Sections 2.2(a) and (b), (ii) the conversion of Preferred Stock of the Surviving Corporation which has been issued pursuant to Section 2.1(b)(i)(B), and (iii) the conversion of Preferred Stock of the Surviving Corporation that may be issued upon the exercise of the options and warrants described in Sections 2.2(c) and (d), and (iv) the conversion of Preferred Stock of the Surviving Corporation that may be issued upon the conversion of convertible notes of the Company that are not converted prior to the Effective Time pursuant to Section 2.3.

(e)           Promptly after the Effective Time, the Surviving Corporation shall reserve an amount of Shares of its Preferred Stock equal to the number of Shares of Preferred Stock of the Surviving Corporation issuable upon (i) the exercise of the warrants and options described in Sections 2.1(c)(iii) and (iv) above, and (ii) the conversion of convertible notes of the Company that are not converted prior to the Effective Time pursuant to Section 2.3.

2.5.         Dissenting Shares.

(a)           Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to an appraisal of the fair market value for such shares and who does not vote in favor of or consent in writing to the Merger and who otherwise complies with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the Merger Consideration as provided in Section 2.1(b) of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to an appraisal of the fair market value of his Dissenting Shares.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to an appraisal of the fair market value of his Dissenting Shares under the DGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled.

(b)           The Company shall give Parent prompt notice of any demands received by the Company for the payment of fair market value for Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands.  The Company shall not make any such payment without Parent’s prior written consent.

2.6.           Notices and Election to Convert Preferred Stock.  At least thirty (30) days prior to the Effective Date, Company shall mail to the holders of the Preferred Stock a notice containing the expected Effective Date and the expected date as of which the record holders of Common Stock shall be entitled to exchange their Shares for Merger Consideration.

2.7.           Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Corporation or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) which have been provided to Parent prior to the date hereof:

3.1.           Organization, Standing and Corporate Power.  The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2.           Subsidiaries.  Except as set forth on Schedule 3.2, the Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3.           Capital Structure of the Company.  As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 3.3.  Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters.  Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.  Except as set forth on Schedule 3.3, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

3.4.           Corporate Authority; Noncontravention.  The Company has all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the certificate or articles of incorporation, bylaws or other organizational or charter documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5.           Governmental Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.6.         Financial Statements.

(a)           Parent has received a copy of the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2008 and 2007, unaudited consolidated financial statements of the Company for the fiscal year ended December 31, 2009 and unaudited consolidated financial statements of the Company for the period ended March 31, 2010 (collectively, the “Company Financial Statements”).  The Company Financial Statements fairly present the financial condition of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company, fixed or contingent, and of whatever nature, as of the dates indicated.

(b)           Since March 31, 2010 (the “Company Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Company.

(c)           Since the Company Balance Sheet Date or as provided in this Agreement, the Company has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or has incurred or agreed to incur any indebtedness for borrowed money.

3.7.         Absence of Certain Changes or Events.  Except as set forth on Schedule 3.7, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(a)           Material Adverse Effect with respect to the Company;

(b)           event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of Parent;

(c)           condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(d)           incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e)           creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(f)           labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(g)           payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(h)           material write-offs or write-downs of any Assets of the Company;

(i)           damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(j)           other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to the Company; or

(k)           agreement or commitment to do any of the foregoing.

3.8.         Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.9.         Litigation; Labor Matters; Compliance with Laws.

(a)           There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

(b)           The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Company.

(c)           The conduct of the business of the Company complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

3.10.       Tax Returns and Tax Payments.

(a)           The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  Except as set forth on Schedule 3.10, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since the Company Balance Sheet Date, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of the Company and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

(b)           No material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)           As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.11.        Environmental Matters.  The Company is in compliance with all Environmental Laws in all material respects.  The Company has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to the Company, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The Company holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on the Company, and is in compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects.  No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to the Company.  The Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to the Company.  The Company has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on the Company.  There are no past, pending or threatened claims under Environmental Laws against the Company and Company is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against the Company pursuant to Environmental Laws.

3.12.        Material Contract Defaults.  The Company is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Company Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default.  For purposes of this Agreement, a “Company Material Contract” means any Contract that is effective as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $50,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $50,000, including guarantees of such indebtedness.

3.13.        Accounts Receivable.  All of the accounts receivable of the Company that are reflected on the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established.  The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

3.14.        Properties.  The Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.15.      Intellectual Property.

(a)           As used in this Agreement, the term “Trademarks” means trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature; the term “Trade Secrets” means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term “Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term “Company License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(b)           The Company owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its respective businesses as now being conducted.  To the Knowledge of the Company, none of the Company’s Intellectual Property or Company License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against the Company or its successors.

3.16.      Board Recommendation.  The Board of Directors of the Company has determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Company and recommended that the Company’s stockholders approve the Merger.

3.17.      Undisclosed Liabilities.  The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Company Financial Statements, incurred in the ordinary course of business after the Company Balance Sheet Date, or disclosed in Schedule 3.17.

3.18.      Full Disclosure.  All of the representations and warranties made by the Company in this Agreement, including the Company Disclosure Schedule attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

3.19.      No Registration of Securities.  Company understands and acknowledges that the offering, exchange and issuance of Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) and/or Section 3(b) of the Securities Act, and that Parent’s reliance upon such exemption is predicated in part upon the Company’s representations herein and upon the representations contained in the Stockholder Representation Letters, the form of which is attached as Exhibit C to this Agreement.

3.20.      Parent Information.  The Company acknowledges that it has had access to the documents filed by Parent under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”).  The Company further acknowledges that Parent has made available to it the opportunity to ask questions of and receive answers from Parent’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of Parent, and the Company has received to its satisfaction, such information about the business and financial condition of Parent and the terms and conditions of the Agreement as it has requested.  The Company has carefully considered the potential risks relating to Parent and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company and its shareholders’ entire investment.  Among others, the Company has carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which are incorporated herein by reference.  The Company has made available all such information to its shareholders in considering the terms and conditions of the Merger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1.         Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.  Shares of common stock of Parent, par value $0.001 (“Parent Common Stock”), trade on the OTC Bulletin Board under the symbol “LRAL.” Parent is in compliance with all requirements for the continued trading of the Parent Common Stock on the OTC Bulletin Board.

4.2.         Subsidiaries.  Other than Merger Sub, Parent does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3.         Capital Structure of Parent and Merger Sub.

(a)           Immediately prior to the issuance of the Merger Consideration at Closing, the authorized capital stock of Parent will consist of 300,000,000 shares of Parent Common Stock, $0.001 par value, of which no more than 13,000,000 shares of Parent Common Stock will be issued and outstanding, and no shares of Parent Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise.  All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities.  Except for the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote).  There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries.  There are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent.

(b)           Immediately prior to the Closing, the authorized capital stock of Merger Sub will consist of 1,000 shares of Merger Sub Common Stock, $0.001 par value, of which no more than 100 shares of Merger Sub Common Stock will be issued and outstanding, and no shares of Merger Sub Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise.  All outstanding shares of capital stock of Merger Sub are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities.  Except for the Merger Sub Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote).  There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Merger Sub to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Merger Sub.   There are no agreements or arrangements pursuant to which Merger Sub is or could be required to register shares of Merger Sub Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Merger Sub with respect to securities of Merger Sub.  Merger Sub does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.  Merger Sub has not conducted any operations and does not have any assets, liabilities or employees.

4.4.           Corporate Authority; Noncontravention.  Each of Parent and Merger Sub have all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, as applicable, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.  This Agreement has been duly executed and when delivered by each of Parent and Merger Sub, shall constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Parent and Merger Sub under, (i) the articles of incorporation, bylaws, or other charter documents of each of Parent and Merger sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to each of Parent or Merger Sub, each of its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to each of Parent and Merger Sub, each of its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

4.5.           Government Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to each of Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or the Exchange Act.

4.6.         SEC Documents; Undisclosed Liabilities; Financial Statements.

(a)           Parent has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants).  Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b)           Except as disclosed in the Parent SEC Documents filed prior to the date hereof, since February 28, 2010 (the “Parent Balance Sheet Date”), there has been no Material Adverse Effect with respect to Parent.

(c)           Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Parent Balance Sheet Date, Parent has not  issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent or has incurred or agreed to incur any indebtedness for borrowed money.

4.7.         Absence of Certain Changes.  Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 4.7, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a)           Material Adverse Effect with respect to Parent;

(b)           event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 6.2 without prior consent of the Company;

(c)           condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement;

(d)           incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to the Company in writing;

(e)           creation or other incurrence by Parent of any Lien on any asset other than in the ordinary course consistent with past practices;

(f)           labor dispute, other than routine, individual grievances, or, to the Knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(g)           payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(h)           write-offs or write-downs of any Assets of Parent;

(i)           damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Parent;

(j)           other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Parent; or

(k)           agreement or commitment to do any of the foregoing.

4.8.         Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Parent or Merger Sub to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9.         Litigation; Labor Matters; Compliance with Laws.

(a)           There is no suit, action or proceeding or investigation pending or, to the Knowledge of each of Parent and Merger Sub, threatened against or affecting Parent or Merger Sub or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to each of Parent or Merger Sub or prevent, hinder or materially delay the ability of each of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(b)           Each of Parent and Merger Sub is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Parent.

(c)           The conduct of the business of each of Parent and Merger Sub complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

4.10.      Benefit Plans.  Each of Parent and Merger Sub is not a party to any Benefit Plan under which Parent or Merger Sub currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

4.11.      Tax Returns and Tax Payments.

(a)           Parent has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by Parent has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  Parent is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to Parent by a taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of Parent did not, as of the Parent Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since the Parent Balance Sheet Date, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of Parent and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Parent.

(b)           No material claim for unpaid Taxes has been made or become a Lien against the property of Parent or is being asserted against Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect.  Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.12.        Environmental Matters.  Each of Parent and Merger Sub is in compliance with all Environmental Laws in all material respects.  Parent has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Parent, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each of Parent and Merger Sub holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Parent, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects.  No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Parent or Merger Sub or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Parent or Merger Sub.  Each of Parent and Merger Sub has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Parent or Merger Sub.  Each of Parent and Merger Sub has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Parent or Merger Sub.  There are no past, pending or threatened claims under Environmental Laws against Parent or Merger Sub and each of Parent and Merger Sub is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Parent or Merger Sub pursuant to Environmental Laws.

4.13.        Material Contract Defaults.  Parent is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Parent Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default.  For purposes of this Agreement, a “Parent Material Contract” means any Contract that is effective as of the Closing Date to which the Parent is a party (i) with expected receipts or expenditures in excess of $50,000, (ii) requiring the Parent to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $50,000, including guarantees of such indebtedness.

4.14.        Accounts Receivable.  All of the accounts receivable of Parent that are reflected in the Parent SEC Documents or the accounting records of Parent as of the Closing (collectively, the “Parent Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established.  The Parent Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

4.15.        Properties.  Each of Parent and Merger Sub has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by Parent or Merger Sub are held by them under valid, subsisting and enforceable leases of which each of Parent and Merger Sub is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.16.      Intellectual Property.  Each of Parent and Merger Sub owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted.  All of Parent’s and Merger Sub’s licenses to use Software programs are current and have been paid for the appropriate number of users.  To the Knowledge of each of Parent and Merger Sub, none of Parent’s or Merger Sub’s Intellectual Property or Parent’s or Merger Sub’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or Merger Sub or each of its successors.

4.17.      Board Determination.  The Board of Directors of each of Parent and Merger Sub has unanimously determined that the terms of the Merger are fair to and in the best interests of Parent and Merger Sub and each of its stockholders.

4.18.      Required Parent Share Issuance Approval.  Parent represents that the issuance of the Merger Consideration will be in compliance with the NRS and the Articles of Incorporation and Bylaws of Parent.

4.19.      Undisclosed Liabilities.  Parent has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Parent SEC Documents filed prior to the date hereof or incurred in the ordinary course of business since the Parent Balance Sheet Date.

4.20.      Full Disclosure.  All of the representations and warranties made by each of Parent and Merger Sub in this Agreement, including the Parent Disclosure Schedule attached hereto, and all statements set forth in the certificates delivered by each of Parent and Merger Sub at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by each of Parent and Merger Sub pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  There is no material adverse information related to Parent, Clarus Capital (HK) LTD., or any of their respective directors, officers or principals that has not been disclosed in writing to the Company.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1.         Conduct of the Company Business.  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Company shall not, unless  agreed to in writing by Parent:

(a)           engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

(b)           sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c)           fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;

(d)           intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e)           make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f)           authorize any, or commit or agree to take any of, the foregoing actions.

5.2.         Shareholder Approval.  The Company will, as promptly as practicable in accordance with applicable Law and its Certificate of Incorporation and Bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by the Company’s shareholders.  In connection with soliciting shareholder approval, the Company shall prepare and distribute to holders of Shares a disclosure statement which summarizes the material terms and conditions of the Merger, this Agreement and the Transaction Documents, which disclosure statement shall include the recommendation of the Company’s Board of Directors.  Such approval by written consent or shareholder vote will be solicited, in compliance with applicable Laws.  If approval is obtained by written consent, the Company shall give, in a timely manner (and shall provide Parent true and correct copies of) all notices required to be given under Sections 228 and 252 of the DGCL.  The information distributed to the holders of shares shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.3.         Satisfaction of Conditions Precedent.  During the term of this Agreement, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9, and the Company will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

5.4.         No Other Negotiations.  As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition (as defined below) including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.

If the Company receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Parent thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Parent promptly informed of any developments with respect to same.

5.5.           Access.  The Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or its representatives may reasonably request.  Parent will hold any confidential information obtained pursuant to this Section 5.5 in accordance with the Confidentiality Agreement entered into between Parent and Company contained in the Letter of Intent, dated June 10, 2010 (the “Confidentiality Agreement”).

5.6.           Notification of Certain Matters.  The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to Parent.

ARTICLE 6

COVENANTS OF PARENT

6.1.           Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.2.           Conduct of the Parent Business.  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, Parent shall not, and shall not permit Merger Sub to, unless  agreed to in writing by the Company:

  (a)           engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

  (b)           sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

  (c)           fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;

  (d)           intentionally permit any Material Adverse Effect to occur with respect to the Parent;

  (e)           make any material change with respect in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

  (f)           authorize any, or commit or agree to take any of, the foregoing actions.

6.3.           Company Employees.  Concurrently with the execution of this Agreement, the Parent shall offer employment to such employees of the Company employed as of the Closing (individually a “Company Employee” and collectively, the “Company Employees”) as the Company shall determine in its sole discretion.  Any such offer of employment shall be on such terms and conditions as the  Company and such employees shall agree and shall be conditioned on the Closing of the Merger.

6.4.           Access.  Parent shall afford to the Company, and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of the Parent’s properties, books, contracts, commitments, personnel and records and, during such period, the Parent shall furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request.  The Company will hold any confidential information obtained pursuant to this Section 6.4 in accordance with the Confidentiality Agreement.

6.5.           Notification of Certain Matters.  Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Parent representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the Company.

6.6.           Director and Officer Appointments.  As of the Effective Time, Parent shall have taken all action to cause the persons as set forth on Schedule 6.6 to be appointed Parent’s directors and officers, and the current officers and directors of Parent on Schedule 6.6 shall have resigned from Parent.

6.7.           Satisfaction of Conditions Precedent.  During the term of this Agreement, Parent will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9, and Parent will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

6.8.           Equity Incentive Plan.  As soon as practicable following the Closing Date, Parent shall take all action to cause its Board of Directors and its stockholders, as applicable, to approve an equity incentive plan.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

7.1.           Notices of Certain Events.  The Company and Parent shall promptly notify the other party of:

  (a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

  (b)           any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement; and

  (c)           any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder.  Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

7.2.           Public Announcements.  Neither party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the consent of the other party (not to be unreasonably withheld), except as required by Law, and even if required by Law, each party will to the extent practicable seek the comments of the other party regarding any such release or statement prior to its issuance.

7.3.           Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.  Parent, Merger Sub and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Merger or the surrender of the Shares pursuant to the Merger (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes.  The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes.

7.4.           Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.5.           Fees and Expenses.  All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, whether or not the Merger is consummated.  All fees and expenses incurred by the Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent.  Fees and expenses incurred by any party in connection with the transactions contemplated by this Agreement shall include, without limitation, fees and expenses incurred for legal, financial, accounting and other advisors.

7.6.           Regulatory Matters and Approvals.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.5 and 4.5 above.

7.7.           Transfer Restrictions.

  (a)           The Company realizes that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws.  The Company agrees that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of Parent’s counsel.  The Company understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom.  The Company understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

 (b)           To enable Parent to enforce the transfer restrictions contained in Section 7.7(a), the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF ABTECH HOLDINGS, INC. AND ITS COUNSEL.”

7.8.        Current Report.  Parent shall file a Current Report on Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Merger and pro forma financial statements of Parent and the Company and audited financial statements of the Company as required by Regulation S-K under the Securities Act (the “8-K Report”).

7.9         Lock-up of Private Placement Shares.  Prior to the Closing, the Parties agree to negotiate in good faith and cooperate with each other to “lock-up” the $3,000,000 in private placement shares for a period of twelve (12) months or earlier if the Parent is listed or admitted for trading on any United States national securities exchange.

ARTICLE 8

INDEMNIFICATION

8.1.        Indemnification of Parent and Merger Sub.

(a)           Subject to the limitations contained in this Article 8, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement, or (ii) the breach of any covenant or agreement made by the Company in this Agreement.

  (b)           In addition to the obligations set forth in Section 8.1(a) above, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock at the Effective Time or is a holder of Company Stock and claiming a right to Merger Consideration inconsistent with the Merger Consideration Certificate.

8.2.           Indemnification of the Company.  Parent shall defend, indemnify and hold harmless the Company, and its officers, directors, shareholders, employees and agents from and against any and all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by Parent or Merger Sub, or (ii) breach of any covenant or agreement made by Parent or Merger Sub in this Agreement.

8.3.           Claims Procedure.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.  In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim.  An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

8.4.           Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.  The parties obligations under this Article 8 shall terminate twelve (12) months from the Closing Date.

ARTICLE 9

CONDITIONS TO MERGER

9.1.           Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

  (a)           No Injunctions.  No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

  (b)           Company Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company and the Company’s shareholders in accordance with the Company’s Certificate of Incorporation and the DGCL.

9.2.           Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and the Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

 (a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered to Parent pursuant hereto shall be true and correct in all Material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

 (b)           Agreements and Covenants.  The Company shall have performed or complied in all Material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

 (c)          Certificate of Secretary.  The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and shareholders of the Company authorizing this Agreement and the Merger; (ii) the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Certificate; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

 (d)          Consents Obtained.  All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

 (e)          Absence of Material Adverse Effect.  Since the date of the this Agreement, there shall not have been any Material Adverse Effect with respect to the Company.

 (f)           Merger Consideration Certificate.  Parent shall have received the Merger Consideration Certificate from the Company.

 (g)          Dissenting Shares. Holders of any of the outstanding Shares shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable Law with respect to their Shares by virtue of the Merger.

 (h)          Audited Financial Statements.  Parent shall have received from the Company the Company Financial Statements, the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2009, unaudited consolidated financial statements for the interim quarter ended March 31, 2010 and proforma financial statements as of the day prior to the Closing Date in form and content required to be included in the 8-K Report.

 (i)           Stockholder Representation Letters.  Each stockholder of the Company shall have executed and delivered to Parent a stockholder representation letter in substantially the form attached hereto as Exhibit C, and Parent shall be reasonably satisfied that the issuance of Parent Common Stock pursuant to the Merger is exempt from the registration requirements of the Securities Act.

9.3.           Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

 (a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct in all Material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of  Parent.

 (b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all Material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Parent.

 (c)           Certificate of Secretary.  Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors and shareholders of Parent and Merger Sub, respectively, authorizing this Agreement and the Merger; (ii) the Articles of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing this Agreement and all agreements and documents contemplated hereby.

 (d)           Consents Obtained.  All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, respectively, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

 (e)           Absence of Material Adverse Effect.  Since the date of the this Agreement, there shall not have been any Material Adverse Effect on Parent or Merger Sub, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Parent conducts operations.

 (f)            Funding.  Prior to the Effective Time, the Company shall have received from Parent an aggregate amount of $3,000,000, including any advances made by Parent to the Company pursuant to paragraphs 7 and 8 of the Letter of Intent, dated June 10, 2010.

 (g)           Amendment to Bylaws.  Parent shall have taken all necessary action to amend its Bylaws to increase the number of directors to nine (9).

 (h)           Post-Merger Capitalization.  At the Effective Time, the authorized capital stock of Parent shall consist of 300,000,000 shares of Parent Common Stock, of which 59,000,000 shares shall be issued and outstanding (including the Merger Consideration).

 (i)           Payables of Parent and Merger Sub.  At the Effective Time, the aggregate outstanding liabilities, including accounts payable, of Parent and Merger Sub shall not exceed $1,000.

 (j)           Officers and Directors.  Parent shall deliver to the Company evidence of appointment of those new directors and officers as further described in Section 6.6.  Parent shall have delivered to each new director an executed indemnification agreement in substantially the form attached hereto as Exhibit D.  Parent shall also have delivered to the Company a letter of resignation executed by each Parent officer and director further described in Section 6.6 to be effective upon the Closing Date and confirming that each has no claim against Parent in respect of any outstanding remuneration or fees or any other claim of whatever nature as of the Closing Date.

  (k)           Lock-Up Agreements.  Each investor who has received or will receive shares pursuant to the $3,000,000 private placement has executed a “lock-up” agreement with Parent in the form agreed to by the Parties pursuant to Section 7.9.

ARTICLE 10

TERMINATION

10.1.         Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company:

  (a)           by mutual written agreement duly authorized by the Boards of Directors of the Company and Parent;

  (b)           by either party, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the Merger;

  (c)           by either party, if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote;

  (d)          by either party, if all the conditions to the obligations of such party for Closing the Merger shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party;

  (e)          by either party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable; or

  (f)           by either party, if any action is threatened or commenced by any regulatory agency related to trading in Parent’s stock.

As used herein, the “Final Date” shall be October 31, 2010.

10.2.         Notice of Termination.  Any termination of this Agreement under Section 10.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.

10.3.         Effect of Termination.  In the case of any termination of this Agreement as provided in this Section 10, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.  No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement which shall survive termination of this Agreement in accordance with its terms.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the first anniversary of the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

ARTICLE 12

GENERAL PROVISIONS

12.1.       Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt.  All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)          If to Parent or Merger Sub:

Abtech Holdings, Inc.
1223 Burrowhill Lane
Mississauga, Ontario, Canada L5H 4M7
Attn: Mandi Luis
Ph: (905) 274-5231
Fax: N/A

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
1201 K Street, Suite 1100
Sacramento, California 95814
Attn:  Mark C. Lee
Ph:  (916) 442-1111
Fax: (916) 448-1709

(b)          If to the Company:

AbTech Industries, Inc.
4110 N. Scottsdale Road, Suite 235
Scottsdale, Arizona 85251
Attn: Glenn R. Rink
Ph: (480) 874-4000
Fax: (480) 970-1665

with a copy to (which shall not constitute notice):

Squire, Sanders & Dempsey L.L.P.
40 North Central Avenue
Phoenix, Arizona 85004
Attn: Christopher D. Johnson
Ph: (602) 528-4000
Fax: (602) 253-8129

12.2.         Amendment.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any shareholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the DGCL requires further approval by such shareholders without the further approval of such shareholders.

12.3.         Waiver.  At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.4.         Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights.  Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.5.         Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7.         Entire Agreement.  This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

12.8.         Assignment.  No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

12.9.         Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

12.10.      Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to Contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof.

12.11.      Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.12.      Attorneys Fees.  If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.13.      Tax Advice.  The Company acknowledges that the Company has not relied and will not rely upon the Parent or Merger Sub, or the Parent or Merger Sub’s counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Merger Consideration.  The Company assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Merger Consideration.

12.14.      Representation.  The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has read the Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

12.15.      Drafting.  The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement.  For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties.  The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

12.16.      Gender.  For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABTECH HOLDINGS, INC., a Nevada corporation

By:	/s/ Mandi Luis
Name: Mandi Luis
Title: President

ABTECH MERGER SUB, INC., a Nevada corporation

By:	/s/ Mandi Luis
Name: Mandi Luis
Title: President

ABTECH INDUSTRIES, INC., a Delaware corporation

By:	/s/ Glenn R. Rink
Name: Glenn R. Rink
Title: President

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Purchase Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Alternative Acquisition” shall have the meaning as set forth in Section 5.4 of the Agreement.

“Agreement” shall have the meaning as set forth in the Preamble.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 4.10 of the Agreement.

 “Claims and Liabilities” shall have the meaning as set forth in Section 8.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning as set forth in the Preamble.

  “Company Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Company Employees” shall have the meaning as set forth in Section 6.3 of the Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.6 of the Agreement.

 “Company Stock” shall mean the total outstanding capital stock of the Company as of the Closing Date.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.5 of the Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” shall have the meaning as set forth in Section 2.3 of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act Documents” has the meaning set forth in Section 3.20 of the Agreement.

“Final Date” shall have the meaning as set forth in Section 10.1 of the Agreement.

“FINRA” means The Financial Industry Regulatory Authority.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

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“Intellectual Property” shall mean all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, products, software, databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, proprietary data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

 “Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Material Contract Default” shall mean a default under any Contract which would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under that contract) or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

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“Merger Consideration Certificate” shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the Preamble.

“NRS” shall have the meaning as set forth in the Recitals of the Agreement.

“Nevada Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Delaware Certificate of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

 “Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including FINRA and the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange act of 1934, as amended.

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“Share” or “Shares” shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Surviving Corporation” shall have the meaning as set forth in Section 1.1 of the Agreement.

“Tax” or “Taxes” shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts.

“Transaction Documents” means the Agreement, the Confidentiality Agreement and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transfer Taxes” shall have the meaning as set forth in Section 7.3 of this Agreement.

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